Issuer Free Writing Prospectus dated August 13, 2013

Filed Pursuant to Rule 433

Registration No. 333-176225

(Relating to the Preliminary Prospectus Supplement dated August 13, 2013 and the Prospectus dated August 31, 2011)

FINAL TERM SHEET

Issuer	Roadrunner Transportation Systems, Inc. (NYSE: RRTS)

Underwriters	Robert W. Baird & Co. Incorporated, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., Book-Running Managers BB&T Capital Markets, a division of BB&T Securities, LLC, Co-Manager

Shares of common stock offered by us	1,500,000 shares

Shares of common stock offered by the selling stockholders	2,800,000 shares

Over-allotment option	The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 645,000 shares from the selling stockholders at the public offering price, less the underwriting discount, to cover over-allotments, if any

Shares of common stock outstanding after the offering	37,401,357 shares*

Public offering price	$27.00 per share

Net proceeds to us	$38.0 million, after deducting the underwriting discount ($1.4175 per share) and estimated offering expenses payable by us

Pricing date	August 13, 2013

Closing date	On or about August 19, 2013

*	The number of shares of common stock outstanding used in the above disclosures is based on 35,901,357 shares outstanding as of August 6, 2013.

We have filed a registration statement, a prospectus and a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus as well as the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, we or the underwriters for this offering will arrange to send you the preliminary prospectus supplement (or, if then available, the final prospectus supplement) and accompanying prospectus if you request it from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, by calling 1-800-792-2473, or by e-mailing syndicate@rwbaird.com; from the offices of Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department, by calling 1-866-718-1649, or by e-mailing prospectus@morganstanley.com; or from the offices of Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by calling 1-800-503-4611, or by e-mailing prospectus.cpdg@db.com. The information in this final term sheet supplements and updates the information contained in the preliminary prospectus supplement and the accompanying prospectus.